(V27) Vanguard Index Funds - Vanguard Total Stock Market Index Fund
(1) Diversification of Investment Portfolio                                              USD= 109.75                                                          as of 4/30/16

VANGUARD TOTAL STOCK MARKET INDEX FUND (All Share Classes)
		(As of the end of April 2016 )
Type of Assets	Name of Country	Market Value	Investment Ratio
		Total Dollar	(%)
[Common Stock]	US	421,522,773,543	99.57
			0.00
			0.00
			0.00
	Sub-Total	421,522,773,543	99.57
Cash, Deposits, and Other Assets (after liab		1,839,206,304	0.43
		423,361,979,847	100.00
Total (Net Asset Value)
		46,463,977.29	Million JPY

** Total Net Assets for Investor Shares: $[97,313,898,943] (as of the end of April
2016)

Note: Investment ratio is calculated by dividing each asset at its market value by the total Net Asset Value of the Fund. The same applies hereinafter.

[For Performance Report]

VANGUARD TOTAL STOCK MARKET INDEX FUND (All Share Classes)

		(As of the end of December 2015)
Type of Assets	Name of Country	Market Value	Investment Ratio
		Total Dollar	(%)
[Common Stock]	US	398,105,564,399	99.36
			0.00
			0.00
			0.00
	Sub-Total	398,105,564,399	99.36
Cash, Deposits, and Other Assets (after liab		2,545,492,157	0.64
		400,651,056,555	100.00
Total (Net Asset Value)		43,971,453.46	Million JPY